Exhibit 99.1

Diplomat Announces 1st Quarter Financial Results

1st Quarter Revenue Increased 59%, Net Income Increased 440%, Adjusted EBITDA Increased 160%, Adjusted EPS Increased 156%

FLINT, Mich., May 9, 2016 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended March 31, 2016. All comparisons, unless otherwise noted, are to the quarter ended March 31, 2015.

First Quarter 2016 Highlights include:

•                  Revenue of $996 million, an increase of 59% or $371 million

•                  36% organic revenue growth

•                  Total prescriptions dispensed of 232,000, an increase of 20%

•                  Gross margin of 8.0% versus 6.6%

•                  Gross profit per prescription dispensed of $332, an increase of $127 or 62%

•                  Adjusted EBITDA of $29.0 million, an increase of 160% or $17.9 million

•                  Adjusted EBITDA margin of 2.9% versus 1.8%

•                  Adjusted EPS of $0.23 versus $0.09

Phil Hagerman, Chairman and CEO of Diplomat, commented “I’m extremely pleased with our strong revenue and EBITDA growth in the first quarter. As we’ve outlined previously, Diplomat continues to benefit from new drug approvals and our unparalleled position relative to the ever increasing use of limited distribution panels. Additionally, our recently announced strategic acquisition of TNH Advanced Specialty Pharmacy aligns with our goals of expanding our opportunities geographically and deepening our therapeutic expertise. We anticipate this acquisition to be accretive to our adjusted EBITDA and are therefore raising our 2016 outlook.”

First Quarter Financial Summary:

Revenue for the first quarter of 2016 was $996 million, compared to $625 million in the first quarter of 2015, an increase of $371 million or 59%.  The increase was primarily the result of organic growth, including approximately $122 million from increased volume and a richer mix of those drugs that existed a year ago, approximately $62 million from the impact of manufacturer price increases, and approximately $42 million of revenue from drugs that were new in the past year.  The remaining increase was the result of approximately $145 million from our acquisitions.

Gross profit in the first quarter of 2016 was $79.2 million, compared to $41.1 million in the first quarter of 2015, and generated gross margin of 8.0% compared to 6.6%.  The gross margin improvement in the quarter was primarily due to drug mix changes, including the impact of recent acquisitions, as well as the greater impact of manufacturer price increases and increased pharma dollars.

Selling, general, and administrative expenses (“SG&A”) for the first quarter of 2016 were $54.2 million, an increase of $17.9 million, compared to $36.3 million in the first quarter of 2015.  Of this increase, $14.4 million relates to employee cost, including employee cost from our acquired entities.  The increased employee expense was primarily attributable to the 19% increase in dispensed and serviced prescription volume, combined with the increased clinical and administrative complexity associated with our mix of both acquired and organic business.  We also experienced a $7.0 million increase in amortization expense from definite-lived intangible assets associated with our acquisitions.  The remaining increase was in all other SG&A to support our growth, including consulting fees, software licenses, travel, freight, and other miscellaneous expenses.  These increases were partially offset by a $9.4 million decrease in the change in fair value of contingent consideration associated with our acquisitions.  As a percentage of revenue, SG&A, excluding acquisition-related amortization and change in contingent consideration, accounted for 5.5% of total revenues for each of the three month periods ended March 31, 2016 and 2015.  This is primarily attributable to the increased operating complexity associated with both our acquisitions and new drugs, partially offset by operating efficiencies.

Adjusted EBITDA for the first quarter of 2016 was $29.0 million versus $11.2 million in the first quarter of 2015, an increase of 160%.

Net income attributable to Diplomat for the first quarter of 2016 was $15.4 million, or $0.24 per common share, compared to $2.9 million, or $0.06 per common share for the first quarter of 2015.  On a diluted basis, net income attributable to Diplomat was $0.23 per common share in the first quarter of 2016, compared to $0.05 per common share in the prior year period.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.23 in the first quarter of this year compared to $0.09 in the first quarter of 2015.  Compared to the year ago period, our weighted average common shares outstanding in the first quarter of 2016 were significantly higher, impacted by our follow-on equity offering, the use of shares as partial consideration for our acquisitions, and stock option exercises.

2016 Financial Outlook

For the full-year 2016, we provide financial guidance as follows:

•                  Revenue between $4.5 and $4.9 billion; including $240 to $260 million from an assumed six month contribution from TNH Advanced Specialty Pharmacy (“TNH”)

•                  Adjusted EBITDA between $121 and $129 million; including $5 to $6 million from an assumed six month contribution from TNH

•                  Adjusted EPS between $0.88 and $0.95; including $0.04 to $0.06 from an assumed six month contribution from TNH

Our Adjusted EPS expectations assume approximately 68,000,000 weighted average common shares outstanding on a diluted basis for full year 2016, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its first quarter 2016 performance this evening, May 9, 2016 at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 or 647-788-4901 for international callers and referencing participant code 92076130 approximately 15 minutes prior to the call.  A live webcast and transcript of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days.

About Diplomat

Diplomat Pharmacy, Inc. (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, specialized infusion therapy and many other serious and/or long-term conditions.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information, visit www.diplomat.is.  Follow us on Twitter and LinkedIn and like us on Facebook.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration related to our acquisitions, as well as transaction-related costs.  We exclude merger and acquisition related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses will recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  They are also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, Adjusted EBITDA, net income (loss), Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and equivalents	$14,684	$27,600
Accounts receivable, net	268,419	254,682
Inventories	181,014	165,950
Deferred income taxes	18,007	5,311
Prepaid expenses and other current assets	10,153	7,427
Total current assets	492,277	460,970
Property and equipment, net	17,479	16,538
Capitalized software for internal use, net	39,770	37,250
Goodwill	256,318	256,318
Definite-lived intangible assets, net	216,810	224,644
Investment in non-consolidated entity	4,959	4,959
Other noncurrent assets	874	900
Total assets	$1,028,487	$1,001,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$291,706	$296,587
Short-term debt, including current portion of long-term debt	6,000	6,000
Accrued expenses:
Contingent consideration	42,594	52,665
Compensation and benefits	7,905	5,563
Other	14,337	11,087
Total current liabilities	362,542	371,902
Long-term debt, less current portion	105,449	106,706
Deferred income taxes	10,851	7,425
Total liabilities	478,842	486,033
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 64,594,025 and 64,523,864 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively)	452,234	451,620
Additional paid-in capital	30,620	29,221
Retained earnings	63,462	31,130
Total Diplomat Pharmacy shareholders’ equity	546,316	511,971
Noncontrolling interests	3,329	3,575
Total shareholders’ equity	549,645	515,546
Total liabilities and shareholders’ equity	$1,028,487	$1,001,579

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Net sales	$995,870	$624,883
Cost of products sold	(916,632)	(583,741)
Gross profit	79,238	41,142
Selling, general and administrative expenses	(54,194)	(36,304)
Income from operations	25,044	4,838
Other (expense) income:
Interest expense	(1,434)	(321)
Other	107	105
Total other expense	(1,327)	(216)
Income before income taxes	23,717	4,622
Income tax expense	(8,534)	(1,950)
Net income	15,183	2,672
Less: net loss attributable to noncontrolling interest	(246)	(186)
Net income attributable to Diplomat Pharmacy, Inc.	$15,429	$2,858

Net income per common share:
Basic	$0.24	$0.06
Diluted	$0.23	$0.05

Weighted average common shares outstanding:
Basic	64,539,161	51,813,464
Diluted	67,844,937	54,760,853

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$15,183	$2,672
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	10,119	2,806
Changes in fair values of contingent consideration	(9,071)	328
Contingent consideration payment	(400)	(300)
Net provision for doubtful accounts	2,246	230
Share-based compensation expense	1,503	562
Deferred income tax expense	7,633	2,159
Excess tax benefits related to share-based awards	—	(1,799)
Amortization of debt issuance costs	285	75
Other	1	210
Changes in operating assets and liabilities:
Accounts receivable	(15,983)	(9,498)
Inventories	(14,912)	931
Accounts payable	(4,881)	(4,120)
Other assets and liabilities	2,698	1,647
Net cash used in operating activities	(5,579)	(4,097)
Cash flows from investing activities:
Expenditures for capitalized software for internal use	(4,432)	(3,444)
Expenditures for property and equipment	(1,316)	(475)
Other	1	8
Net cash used in investing activities	(5,747)	(3,911)
Cash flows from financing activities:
Payments on long-term debt	(1,500)	—
Contingent consideration payment	(600)	(700)
Proceeds from issuance of stock upon stock option exercises	510	—
Proceeds from follow-on public offering, net of transaction costs	—	187,281
Payments made to repurchase stock options	—	(36,298)
Excess tax benefits related to share-based awards	—	1,799
Payments of debt issuance costs	—	(13)
Net cash (used in) provided by financing activities	(1,590)	152,069
Net (decrease) increase in cash and equivalents	(12,916)	144,061
Cash and equivalents at beginning of period	27,600	17,957
Cash and equivalents at end of period	$14,684	$162,018
Supplemental disclosures of cash flow information:
Cash paid for interest	$875	$212
Cash paid for income taxes	443	46

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated:

	For the three months ended March 31,
	2016	2015
	(dollars in thousands) (Unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$15,429	$2,858
Depreciation and amortization	10,119	2,806
Interest expense	1,434	321
Income tax expense	8,534	1,950
EBITDA	$35,516	$7,935

Contingent consideration and other merger and acquisition expense	$(8,429)	$1,419
Share-based compensation expense	1,503	562
Employer payroll taxes - option repurchases and exercises	43	572
Other items	387	350
Severance and related fees	—	169
Restructuring and impairment charges	—	150
Adjusted EBITDA	$29,020	$11,157

Adjusted EPS (diluted)

Below is a reconciliation of the Company’s net income attributable to Diplomat Pharmacy, Inc. per diluted common share to Adjusted EPS for the three months ended March 31, 2016 and 2015.

	For the three months ended March 31,
	2016	2015
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$15,429	$2,858
Amortization of acquisition-related intangible assets	8,684	1,722
Contingent consideration and other merger and acquisition expense	(8,429)	1,419
Income tax impact of adjustments	(92)	(1,325)
Adjusted non-GAAP net income	$15,592	$4,674

Net income attributable to Diplomat Pharmacy, Inc	$0.23	$0.05
Amortization of acquisition-related intangible assets	$0.13	$0.03
Contingent consideration and other merger and acquisition expense	$(0.12)	$0.03
Income tax impact of adjustments	(0.01)	$(0.02)
Adjusted EPS	$0.23	$0.09

Weighted average common shares outstanding:
Diluted	67,844,937	54,760,853